Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the use of our reports dated October 16, 2009, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of August 30, 2009 and August 31, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the 52-week periods ended August 30, 2009, August 31, 2008 and September 2, 2007, and the effectiveness of internal control over financial reporting as of August 30, 2009, which reports appear in the August 30, 2009 Annual Report on Form 10-K of Costco Wholesale Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (included in FASB ASC Topic 740 “Income Taxes”), effective September 3, 2007, the beginning of the Company’s fiscal year ended August 31, 2008.

/s/ KPMG LLP

Seattle, Washington

March 18, 2010